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                                                                    EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Pan Pacific Retail Properties, Inc.:

We consent to incorporation by reference in the Registration Statement on Form S-8 of Pan Pacific Retail Properties, Inc. dated December 6, 2000 of our report dated February 8, 2000 relating to the consolidated balance sheets of Western Properties Trust (formerly Western Investment Real Estate Trust) and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, and the related financial statement schedule, which report appears in the December 31, 1999, annual report on Form 10-K of Western Properties Trust.


                                             /s/ KPMG LLP

San Francisco, California
December 4, 2000